99 CENTS ONLY STORES(R) REPORTS A 43.7% INCREASE IN NET INCOME
FOR THE FOURTH QUARTER ENDED DECEMBER 31, 1996 WITH RECORD EARNINGS PER SHARE OF $0.31. THE COMPANY ALSO REPORTED NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1996 INCREASED 42.8% WITH RECORD EARNINGS PER SHARE OF $0.97.

     CITY OF COMMERCE, CA -- March 18, 1997 -- 99 CENTS Only
Stores(R) (NYSE:NDN) reported record net income for the quarter ended December 31, 1996, of $4.6 million on record net sales of $52.8 million, compared to net income of $3.2 million on net sales of $44.8 million in 1995. This represents a 43.7% increase in net income. Net income margin increased to 8.6% from 7.1% in 1995.
     Earnings per share was $0.31 in the fourth quarter of 1996 on
14.9 million weighted average number of common shares outstanding, compared with earnings per share of $0.25 in the fourth quarter of 1995 on 12.8 million weighted average number of common shares outstanding. This represents a 24.0% increase in earnings per share despite an additional 2.1 million shares outstanding.
     Net sales in the fourth quarter increased $8.0 million or 17.8% over net sales for the fourth quarter of 1995 as previously reported.
Gross margin for the fourth quarter increased to 34.5% from 33.1% in the same quarter last year. This change is primarily due to favorable merchandise cost factors. Selling, general and administrative expenses were 20.2% of sales compared to 20.7% in 1995. Operating margin for the quarter increased to 14.3% from 12.4% in 1995.
      For the year ended December 31, 1996 earnings per share was $0.97 on 14.1 million weighted average number of common shares outstanding, compared with $0.75 in 1995 on 12.8 million weighted average number of common shares outstanding. This represents a 29.3% increase in earnings per share despite an additional 1.3 million shares outstanding.
      Net sales for the year ended December 31, 1996 increased
$30.8 million or 20.2% over net sales in 1995. Gross margin for the year was 34.2% of sales compared to 33.2% for 1995. This change is primarily due to favorable merchandise cost factors. Selling, general and administrative expenses were 21.6% of sales compared to 22.1% in 1995. Operating margin increased to 12.6% from 11.0% in 1995.
      David Gold, President of the Company said, "We are pleased to announce record earnings and net sales in our fourth quarter and for the year. Our expansion is proceeding in accordance with plan. The Company plans to aggressively open new stores at an annual growth rate of at least 20%."
      99 Only Stores(R), the nation's oldest existing one-price retailer, operates 44 retail stores, all in Southern California and a wholesale division called Bargain Wholesale. 99 CENTS Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in clean, attractively merchandised stores.

                        99 CENTS ONLY STORES
                        STATEMENTS OF INCOME
           (Amounts in thousands except per share amounts)


[CAPTION]
                               THREE MONTHS ENDED       YEAR ENDED
                                 DECEMBER 31,           DECEMBER 31,
                               1996       1995         1996        1995

Net Sales:

  99 Cents Only Stores       $41,559     $35,003      $143,163    $121,998

  Other Retail                  -           -             -            492

  Bargain Wholesale            11,252       9,812        40,480     30,337
                              -------       -------     --------   --------
                               52,811      44,815       183,643    152,827

COST OF SALES                  34,608      29,964       120,922    102,160
                              -------      ------       -------    --------
  Gross Profit                 18,203      14,851        62,721     50,667

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES      10,684       9,295        39,692     33,809
                              --------     -------      -------     -------
      Operating Income          7,519       5,556        23,029     16,858

INTEREST INCOME (EXPENSE), NET    136        (188)          126       (755)
  Income before provision for
  income taxes (See Note)       7,655       5,368        23,155     16,103

PROVISION FOR INCOME TAXES      3,099       2,198         9,453      6,509
      (See Note)              --------     -------       -------    -------

NET INCOME (See Note)          $4,556      $3,170        $13,702    $9,594
                               =======     =======       =======    =======

EARNINGS PER SHARE (See Note)   $0.31       $0.25          $0.97      $0.75

                               =======     =======      ========    =======

WEIGHTED AVERAGE
NUMBER OF COMMON SHARES
OUTSTANDING (See Note)         14,937      12,803         14,079     12,803
                               =======     =======       ========    ======

Note: Income tax provisions for the three months ended December 31, 1995 and for the year ended December 31, 1995 and 1996 have been restated to give pro forma effect for the change in tax status from an S corporation to a C corporation.

                             99 CENTS ONLY STORES
                                BALANCE SHEETS
                            (Amounts in thousands)

                                                 December 31,
ASSETS:                                     1996              1995
                                          -------            -------
Cash                                      $ 3,375            $ 3,057

Short Term Investments                      27,619                 0
Receivables, net                             1,561             1,360
Inventory                                   36,933            34,313
Other current assets                           323               324
                                            ------            ------
       Total current assets                 69,811            39,054

Property and Equipment, net                 23,073            17,787

Other Assets                                 6,113               757
                                            ------            ------
       Total Assets                       $ 98,997           $57,598
                                          ========           =======

LIABILITIES & SHAREHOLDER EQUITY:
Current portion of capitalized lease      $    656          $    612

Accounts payable                             6,577             5,750
Accrued expenses                             3,653             3,906
Other current liabilities                      103                96
                                               ---                --
      Total current liabilities             10,989            10,364

Capitalized lease obligation                 8,709             9,365
Deferred rent                                1,294             1,346
Accrued Interest                             1,500               965
                                             -----            ------
      Total long-term liabilities           11,503            11,676

Shareholder equity                          76,505            35,558

                                            ------            ------
Total Liabilities and shareholder equity  $ 98,997            $57,598
                                          ========           ========

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.businesswire.com/cnn/ndn.htm or via fax by calling 888/835-0099 toll free.

    CONTACT:  99 Cents Only Stores(R), City of Commerce, Calif.
              Eric Schiffer, senior vice president-finance,
              213/881-9912